Exhibit 99.1

Alan May Membership Coordinator December 2005 amay@dakotaethanol.com	PO Box 100 46269 SD Hwy 34 Wentworth, SD 57075	1-605-483-2676 1-888-539-2676 www.dakotaethanol.com

Office hours 8:00 am to 5:00 pm Dumping hours 7:30 am to 4:30 pm Monday—Friday	Confidential LACP Member Information

Merry Christmas!

Enclosed you will find a disbursement of $0.10 per capital unit paid to members of record as of September 1, 2005. This is a total disbursement of $2,962,000 paid to Lake Area Corn Processors, LLC members.

Please see a re-cap of prior 2005 Disbursements below.

January 2005	$0.07 per unit [$2,073,400]
February 2005	$0.10 per unit [$2,962,000]
April 2005	$0.06 per unit [$1,777,200]
August 2005	$0.06 per unit [$1,777,200]

Vacancies on Board of Managers

The Nominating Committee of Lake Area Corn Processors, LLC will begin the nomination process to fill the two [2] open seats on the Board of Managers (the “Board”) for the expiration of the terms for Gregory Van Zanten and Ronald Alverson. Their terms expire the date of the 2006 annual meeting.

If you have an interest in serving as a board member, or if you know someone who might be interested, please contact Alan May, Membership Coordinator, at Dakota Ethanol at 605-483-2676 or 1-888-539-2676. The deadline for submitting potential nominations and returning the application package is March 15, 2006.

A Message from Chairman Greg Van Zanten

I would like to extend Holiday Greetings to all LACP shareholders. I believe we have received an early gift with the recent warm-up in temps. Warmer temps are quite welcome in the wake of the recent storm. It is easy to take our energy sources for granted and many of us have become painfully aware that bad weather, no electricity and gelled fuel all equate to extra expense, extra work and no fun.

It is not unusual for commodity groups or the like to receive regular correspondence from the chairman. This correspondence is somewhat unusual as it will be my first and last as LACP chairman. I have decided not to seek reelection in the upcoming election of LACP officers.

I became interested in fuel grade ethanol as a renewable energy source in the late 80’s early 90’s when I had the opportunity to serve a number of years on the South Dakota Corn Council. When news broke of a possibility of plant construction in my local community, I was eager to offer what I had to help make this idea become a reality.

I could fill this newsletter with the interesting experiences and people that this position has enabled me to enjoy. It has absolutely been the most satisfying and exciting entity that I have been involved with in my production ag career. The financial success of the plant makes this experience even more unique.

I would like to take this opportunity to encourage and challenge LACP members to contact the nominating committee and seek election to the Board of Managers. As you are well aware this is a dynamic, talented group that is not afraid to accept a challenge and break new ground. The future of renewable energy and ethanols’ part in it is just on the threshold and it needs dedicated people with energy and fortitude to continue to be successful.

In closing, I would like to thank the LACP shareholders for placing their trust in me. I would also like to thank the dedicated and hardworking employees of Dakota Ethanol. I am fully confident that Dakota Ethanol and Lake Area Corn Processors will continue to be leaders in the ethanol industry.

Happy Holidays & Best Wishes for Prosperous New Year

from Staff, Management, & Board of Directors

Trading LACP Capital Units

Capital Units Trading for the upcoming trimester will begin on January 1, 2006. The capital units of LACP are traded on an alternative trading system operated by Variable Investment Advisors, Inc. of Sioux Falls. You may submit offers on line at www.agstocktrade.com (or link from www.dakotaethanol.com) or call Variable Investment Advisors, Inc at 1-800-859-3018. Please see trading details and trading history below.

Offers to Sell may be submitted beginning January 1, 2006 at 12:01 am. The offer must contain the quantity and the minimum asking price for the LACP capital units. All offers must be public for 15 days before a match can occur, so the earliest a match may occur will be January 15, 2006 at 5:00 pm. Sellers offers may be amended at anytime, however the 15 day waiting period resets. The last day to submit or amend existing offers to sell will be February 14, 2006. To remain a member of LACP, all members must retain a minimum of 5,000 capital units.

Offers to Buy may be submitted anytime, however the earliest date a match may occur will be January 15, 2006. (Sellers must fulfill the 15 days window.) Offers to buy will be accepted until February 28, 2006 at 5:00 pm. CST. Existing members may purchase a minimum of 500 capital units or any quantity in multiples of 500. New members must initially purchase a minimum of 5,000 capital units, as all members must own at least 5,000 capital units.

Matching History may be found on line at www.agstocktrade.com (click on Lake Area Corn Processors, LLC). Last trimester 267,500 capital units (about 0.90% of outstanding units) traded at an average of approximately $2.14 per unit. The range of trading was $2.03 - $2.60 per unit with an effective date of January 1, 2006. There were 16 new members in LACP. On January 1, 2006 there will be 992 members in LACP. The effective date of all trades for the upcoming trimester will be May 1, 2006. All offers to buy and sell are non-firm offers so nothing is binding until a contract has been signed.

PRODUCTION UPDATE

Dakota Ethanol produced its’ 200,000,000 gallon of ethanol on Monday, December 1, 2005! What a milestone to accomplish after approximately 4 years & 4 month of operations. A big thank you to all employees, board of managers, and of course all of you for making LACP & DEL an industry leader.

Lake Area Corn Processors, LLC Capital Unit Trading is complete for this trimester. Again, a sharp increase in capital unit price took place. Capital units for the current trimester, effective on January 1, 2006, traded from $2.03 - $2.60 posting an average of approximately $2.14. There were 16 new members and effective January 1, 2006, LACP will have 992 members. The next opportunity to trade LACP Units will begin on January 1, 2006. Please see below a graph of price and volume of LACP units based upon averages each trimester. All values are reflecting the 4:1 split that occurred in 2002. The yellow line [left side] is capital unit price and green [right side] is volume traded. As you can see, we have yet to trade 1% of outstanding units in any given trimester.

LACP CU Volume & Value

“This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings.”